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                                                   PRUCO LIFE INSURANCE COMPANY
                                     PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

 STRATEGIC PARTNERS/SM/ ANNUITY ONE 3 VARIABLE ANNUITY ("SPAO 3")
 STRATEGIC PARTNERS/SM/ PLUS 3 VARIABLE ANNUITY ("SP PLUS 3")
 STRATEGIC PARTNERS/SM/ FLEXELITE VARIABLE ANNUITY ("SP FLEXELITE")

                Amendment to Supplement dated February 23, 2009
                                       To
                Prospectuses dated May 1, 2008, as Supplemented

 This supplement should be read and retained with the prospectus and supplements for your SPAO 3, SPAO Plus 3, and SP Flexelite Annuity. If you would like another copy of the prospectus or the supplements, please call us at 1-800-PRU-2888. The terms used in this supplement are defined in the Glossary of Terms in the Prospectus, unless specifically defined in a supplement to the Prospectus.

 The February 23, 2009 Supplement offering the following optional living benefits: Highest Daily Lifetime 7 Plus and Spousal Highest Daily Lifetime 7 Plus, is hereby amended as follows.

 The "Summary of Contract Fees and Charges - Your Optional Benefit Fees and Charges" Table on page 3 of your Supplement is hereby replaced in its entirety with the following Table. The Table is being revised to clarify how the Optional Benefit Fee is deducted from your Annuity. In the Table below, "CV" refers to Contract Value and "PWV" refers to Protected Withdrawal Value.




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 The following line items are added to the prospectus (on page 14 for Pruco
 Life ("PL") SPAO 3, page 13 for Pruco Life of New Jersey ("PLNJ") SPAO 3, page 13 for Flexelite, page 14 for PL SPAO Plus 3, and page 13 for PLNJ SPAO Plus
 3) section "Summary of Contract Expenses - Insurance and Administrative Expenses with the Indicated Benefits." The entire table of "Summary of Contract Expenses" can be found on page 13 PL SPAO 3, page 12 PLNJ SPAO 3, page 12 Flexelite, page 13 PL SPAO Plus, and page 12 PLNJ SPAO Plus of your prospectus.

                         SUMMARY OF CONTRACT EXPENSES

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
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                                                 PERIODIC ACCOUNT EXPENSES/1/
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          OPTIONAL BENEFIT               OPTIONAL         TOTAL          TOTAL         TOTAL          TOTAL          TOTAL
                                       BENEFIT FEE/      ANNUAL         ANNUAL         ANNUAL         ANNUAL         ANNUAL
                                          CHARGE       CHARGE /2/     CHARGE /2/     CHARGE /2/     CHARGE /2/     CHARGE /2/
                                                       for SPAO 3     for SPAO 3    for SP PLUS 3  for SP PLUS 3     for SP
                                                        CONTRACT       CONTRACT       CONTRACT       CONTRACT       FLEXELITE
                                                          with          without         with         without
                                                         CREDIT         CREDIT         CREDIT         CREDIT
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
HIGHEST DAILY LIFETIME 7 PLUS
Maximum Charge /3/                       1.50% of        1.50% +        1.40% +        1.50% +        1.40% +        1.65% +
                                       greater of CV    1.50% of       1.50% of       1.50% of       1.50% of       1.50% of
                                          and PWV     greater of CV  greater of CV  greater of CV  greater of CV  greater of CV
                                                         and PWV        and PWV        and PWV        and PWV        and PWV
Current Charge                           0.75% of        1.50% +        1.40% +        1.50% +        1.40% +        1.65% +
                                       greater of CV    0.75% of       0.75% of       0.75% of       0.75% of       0.75% of
                                          and PWV     greater of CV  greater of CV  greater of CV  greater of CV  greater of CV
                                                         and PWV        and PWV        and PWV        and PWV        and PWV
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SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
Maximum Charge /3/                       1.50% of        1.50% +        1.40% +        1.50% +        1.40% +        1.65% +
                                       greater of CV    1.50% of       1.50% of       1.50% of       1.50% of       1.50% of
                                          and PWV     greater of CV  greater of CV  greater of CV  greater of CV  greater of CV
                                                         and PWV        and PWV        and PWV        and PWV        and PWV
Current Charge                           0.90% of        1.50% +        1.40% +        1.50% +        1.40% +        1.65% +
                                       greater of CV    0.90% of       0.90% of       0.90% of       0.90% of       0.90% of
                                          and PWV     greater of CV  greater of CV  greater of CV  greater of CV  greater of CV
                                                         and PWV        and PWV        and PWV        and PWV        and PWV
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 How Charge is Determined

 1. Highest Daily Lifetime 7 Plus. Charge for this benefit is assessed against the greater of the Contract Value ("CV") and Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. SPAO 3, 0.75% of PWV is in addition to 1.50% annual charge of amounts invested in the Sub-accounts. For SP Plus 3, 0.75% of the greater of CV and PWV is in addition to 1.50% annual charge of amounts invested in the Sub-accounts. For both SPAO 3 and SP Plus 3 Contracts without the Credit, the 0.75% of the greater of CV and PWV is in addition to 1.40% annual charge of amounts invested in the Sub-accounts. For SP Flexelite, 0.75% of the greater of the CV and of PWV is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (or 1.60% annual charge of amounts invested in the Sub-accounts for contracts sold prior to May 1, 2003, or upon subsequent state approval).
    Spousal Highest Daily Lifetime 7 Plus. Charge for this benefit is assessed against the greater of the Contract Value ("CV") and the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. SPAO 3, 0.90% of the greater of CV and PWV is in addition to 1.50% annual charge of amounts invested in the Sub-accounts. For SP Plus 3, 0.90% of the greater of CV and PWV is in addition to 1.50% annual charge of amounts invested in the Sub-accounts. For both SPAO 3 and SP Plus 3 Contracts without the Credit, the 0.90% of the greater of CV and PWV is in addition to 1.40% annual charge of amounts invested in the Sub-accounts. For SP Flexelite, 0.90% of the greater of the CV and PWV is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (or 1.60% annual charge of amounts invested in the Sub-accounts for contracts sold prior to May 1, 2003, or upon subsequent state approval).
 2. The Total Annual Charge includes the Insurance Charge assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit.
 3. We reserve the right to increase the charge to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.

                                      2

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
                                                      ----------------
         [LOGO] Prudential                               PRSRT STD
         The Prudential Insurance Company of America   U.S. POSTAGE
         751 Broad Street                                  PAID
         Newark, NJ 07102-3777                         LANCASTER, PA
                                                      PERMIT NO. 1793
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